Exhibit 99.1

CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
(212) 850-5600

FOR IMMEDIATE RELEASE

Wednesday, October 31, 2007

REHABCARE REPORTS THIRD QUARTER 2007 RESULTS

•	Consolidated net earnings improve $1.6 million year-over-year to $3.9 million, or $0.22 per diluted share
•	Contract Therapy improves operating earnings $2.1 million sequentially, achieving 3.2 percent operating earnings margin
•	Freestanding Hospitals’ performance impacted by start-up costs, increases in estimated contractual adjustments at one facility, and a shift in payor mix at another
•	Total debt reduced $28.7 million over the past four quarters

ST. LOUIS, MO, October 31, 2007--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and nine months ended September 30, 2007. Comparative results for the quarter follow.

	Quarter Ended		Nine Months Ended
Amounts in millions, except per share data	September 30,		September 30,
	2007	2006	2007	2006
Consolidated Operating Revenues	$172.9	$183.2	$538.0	$432.5
Consolidated Operating Earnings (a)	8.2	6.3	18.0	16.3
Consolidated Net Earnings (a)(b)	3.9	2.3	7.6	5.2
Consolidated Diluted Earnings per Share	0.22	0.13	0.43	0.30

Contract Therapy Operating Revenues	98.3	107.7	301.4	228.2
Contract Therapy Operating Earnings (Loss)	3.2	(0.7)	2.1	(1.3)

HRS Inpatient Operating Revenues	29.5	32.5	92.2	98.8
HRS Outpatient Operating Revenues	10.8	11.8	33.1	37.2
HRS Operating Revenues	40.3	44.3	125.3	136.0
HRS Operating Earnings	6.3	6.1	16.9	16.4

Freestanding Hospitals Operating Revenues	24.4	21.4	77.4	53.4
Freestanding Hospitals Operating Earnings (Loss)(a)	(1.6)	0.4	(2.9)	0.6

Other Healthcare Services Operating Revenues	10.2	10.0	34.5	15.3
Other Healthcare Services Operating Earnings	0.4	0.4	1.9	0.4

Equity in Net Income (Loss) of Affiliates (b)	0.1	(0.1)	0.2	(3.0)

(a)	Includes a pretax impairment charge on a Louisiana Specialty Hospital intangible asset of $4.9 million, or $0.17 per diluted share after tax, in the nine months ended September 30, 2007.
(b)	Includes an after tax loss on RehabCare’s equity investment in InteliStaf of $2.8 million, or $0.16 per diluted share after tax, in the nine months ended September 30, 2006.

REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 2

“Increases in consolidated operating earnings and earnings per share, driven by sequential improvement in operating margins in the Contract Therapy (CT) division, headlined our quarter,” said John H. Short, Ph.D., president and chief executive officer. “We are well on our way to our forecasted recovery in CT operations as unit productivity and profitability improve.

“As we anticipated, the Hospital Rehabilitation Services (HRS) division continues to be impacted by the 75% Rule, which transitioned to the 65% compliance level on July 1. Despite persistent regulatory pressures and a decline in revenue as a result of fewer units, the division was able to improve operating earnings and margins through continued focus on controlling costs. Furthermore, our outpatient segment was able to grow same store revenue and operating earnings. We look forward to a rollout of several new product offerings over the next several quarters, which should put us in a better position to resume growth.”

Dr. Short continued, “In our Freestanding Hospitals division, we did not anticipate the increases in estimated contractual adjustments at one facility, and shift in payor mix at another. These factors, coupled with start-up costs for our new facility in Austin, Texas, impeded this division’s ability to perform to expectation.”

Financial Overview of Third Quarter

Operating revenues for the third quarter of 2007 were $172.9 million compared to $183.2 million from the year-ago quarter, a decrease of $10.3 million, or 5.6 percent. The decline was primarily due to a decrease in the average number of units operated in both the Contract Therapy division and in the Hospital Rehabilitation Services division.

Consolidated net earnings were $3.9 million in the third quarter of 2007 compared to $2.3 million in the third quarter of 2006. Earnings per share on a fully diluted basis for the third quarter of 2007 were $0.22 compared to $0.13 for the same period last year.

The Contract Therapy division’s operating revenues for the third quarter of 2007 decreased 8.7 percent to $98.3 million, compared to $107.7 million in the year ago quarter. A 13.2 percent reduction in the average number of locations was partially offset by same store revenue growth of 5.4 percent. At September 30, 2007, the division operated 1,085 locations compared to 1,253 locations at September 30, 2006. The Company continues to exit locations that do not have prospects for meeting its targets for profitability. The pipeline for new client locations, however, is growing and current backlog of new openings stands at 20 units.

The division’s operating earnings for the quarter were $3.2 million compared to an operating loss of $0.7 million in the prior year quarter and operating earnings of $1.1 million in the prior quarter. The $3.9 million year-over-year improvement and $2.1 million sequential improvement in

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REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 3

operating earnings were primarily due to increased same store revenues, improved productivity, and better leverage in selling, general and administrative costs through the reduction of duplicative costs added through the Symphony acquisition.

The Hospital Rehabilitation Services division’s third quarter operating revenues decreased 9.1 percent to $40.3 million, compared to $44.3 million in the year ago quarter. At September 30, 2007, HRS operated 154 programs compared to 173 at September 30, 2006. During this period, acute rehab units (ARUs) decreased from 117 to 108. The division had one ARU signing in the third quarter, which will open in December of this year. The current ARU backlog stands at four facilities.

Inpatient operating revenues declined 9.2 percent year-over-year primarily as a result of a 9.1 percent decline in average units operated. Same store 75% Rule qualifying admissions were flat compared to the third quarter of 2006. The average 75% Rule compliance level for Inpatient in the third quarter was 64.9 percent. Outpatient operating revenues declined 8.9 percent, as a result of an 11.7 percent year-over-year decline in average units operated, partially offset by an increase in same store revenue of 2.5 percent.

Despite a decline in operating revenues, the division increased its operating earnings by $0.2 million to $6.3 million in the current quarter reflecting continued success in managing operating, general and administrative expenses.

Net revenues in the Freestanding Hospitals division for the third quarter of 2007 increased 14.1 percent to $24.4 million, compared to $21.4 million in the year ago quarter. The division operates a total of nine hospitals, six of which are rehabilitation hospitals and three long term acute care hospitals. The Company’s ninth hospital, an inpatient rehabilitation hospital in Austin, Texas, admitted its first patient in August of 2007, and is in the process of being certified by Medicare. The increase in revenues in 2007 reflects the October 2006 opening of a freestanding rehabilitation hospital in Amarillo, Texas and same store revenue growth of $0.1 million or 0.6 percent.

The operating loss for the third quarter of 2007 was $1.6 million compared to operating earnings of $0.4 million in the prior year quarter. This decline reflects additional contractual adjustments and increased general, administrative, depreciation and amortization expenses for the division. The division incurred estimated start-up costs of approximately $0.7 million and $0.9 million during the quarters ended September 30, 2007 and 2006, respectively. The start-up costs in 2007 relate to the Austin, Texas joint venture.

Rehab hospitals within the division, which the Company managed to an average 75% Rule compliance level of 63.7 percent during the quarter, are

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REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 4

expected to be fully compliant at the end of their respective compliance periods. Year-over-year same store compliant admissions increased 22.4 percent for the quarter.

Balance Sheet

For the nine months ended September 30, 2007, the Company generated cash from operations of $30.9 million; paid down $20.0 million in long-term debt; and spent $6.5 million for capital expenditures, including $4.2 million in the Company’s Freestanding Hospitals division, primarily on developing a joint venture in Austin, Texas and adding a high observation unit in one of its LTACHs. The remaining $2.3 million of capital expenditures was principally related to information systems. Days sales outstanding were 78.4 at September 30, 2007 compared to 77.9 at December 31, 2006.

At September 30, the Company had approximately $14.2 million in cash and cash equivalents compared to $9.4 million at December 31, 2006. The Company had $94.6 million in outstanding debt under its revolving credit facility with a weighted average interest rate of approximately 7.0 percent. Total debt outstanding was $100.6 million at September 30, 2007 compared to $120.6 million at December 31, 2006.

Legislative Update

The Medicare provisions in the Children’s Health and Medicare Protection Act of 2007 (CHAMP Act) were removed from a stand-alone State’s Children’s Health Insurance Program (SCHIP) bill. It remains to be seen what action the Senate will take on these provisions by the end of the year. These provisions included a freeze of the 75% Rule at 60%, an extension of the Part B therapy cap exception process, refinement of LTACH payments and an increase in the physician fee schedule. RehabCare is actively working with Congressional offices, trade groups and industry peers to encourage the Senate to finish work on the Medicare issues by December 31, 2007.

A recent internal review of Company data from January 2006 through August 2007 of IRF and similar SNF patients, covering 124,000 patients, concluded that continued implementation of the 75% Rule is denying increasing numbers of appropriate patients access to more cost-effective IRF care, where they are more likely to be discharged to home. The study has been shared with Congressional members and staff, the Centers for Medicare and Medicaid Services, professional associations and trade groups and can be viewed at http://www.rehabcare.com/75percentstudy.

Outlook

The Company will not be providing revenue and earnings per share guidance, but anticipates:

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REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 5

•	The Contract Therapy division will achieve quarterly sequential improvement in operating earnings, achieving operating earnings margins of 4.5 to 5.5 percent during 2008;
•

The number of ARUs in the Hospital Rehabilitation Services division will continue to experience modest declines in units in the fourth quarter. Same store discharges will remain relatively flat until implementation of the 75% Rule is clarified legislatively; and

•

Within the Freestanding Hospitals division, EBITDA margins will be negatively impacted by start-up costs associated with new hospitals in Austin and North Kansas City and investments in support services as the division prepares for additional growth. The group of hospitals that have been in operation for more than one year will return to 17-19 percent EBITDA margins before corporate overhead in 2008.

Conclusion

Dr. Short concluded, “We continue to progress toward our targeted profitability in our CT segment as expected. At the same time, operating margins in HRS, in spite of regulatory pressures and uncertainties are trending positively. I am very pleased with our colleagues’ ability to manage in a challenging environment. As our Freestanding Hospitals division continues to grow, we are accelerating our investment in leadership, process standardization and information systems across the division, in order to build a solid infrastructure for future success.”

About RehabCare Group

Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with nearly 1,250 hospitals and skilled nursing facilities in 43 states and the District of Columbia. The Company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

A listen-only simulcast of RehabCare’s third quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time today. An online replay will be available until November 21, 2007. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on November 21, 2007. The dial-in number for the replay is (630) 652-3041 and the access code is 19200812.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown

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REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 6

risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the adequacy and effectiveness of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; changes in federal and state income tax laws and regulations, the effectiveness of our tax planning strategies and the sustainability of our tax positions; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

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REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 7

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating revenues	$172,943	$183,162	$538,039	$432,546
Costs & expenses
Operating	140,526	149,240	438,439	347,554
Selling, general & administrative:
Divisions	10,761	12,207	34,170	31,053
Corporate	9,334	10,904	29,894	27,533
Impairment of intangible asset	-	—	4,906	—
Depreciation & amortization	4,134	4,485	12,659	10,346
Restructuring	—	—	—	(191)
Total costs & expenses	164,755	176,836	520,068	416,295

Operating earnings, net	8,188	6,326	17,971	16,251

Interest income	38	73	780	417

Interest expense	(2,077)	(2,472)	(6,653)	(3,037)

Other income (expense), net	18	(25)	(43)	(51)

Earnings before income taxes, equity in net income (loss) of affiliates and minority interests	6,167	3,902	12,055	13,580

Income taxes	(2,467)	(1,541)	(4,822)	(5,364)
Equity in net income (loss) of affiliates	79	(69)	168	(3,012)
Minority interests	131	10	157	13

Net earnings	$3,910	$2,302	$7,558	$5,217

Diluted earnings per share	$0.22	$0.13	$0.43	$0.30

Weighted average diluted shares	17,443	17,296	17,381	17,231

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REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 8

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Unaudited
	September 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$14,203	$9,430
Accounts receivable, net	147,196	153,688
Deferred tax assets	16,518	6,065
Other current assets	6,613	8,932
Total current assets	184,530	178,115

Property and equipment, net	29,315	31,833
Excess of cost over net assets acquired, net	168,729	167,440
Intangible assets	29,015	36,950
Investment in unconsolidated affiliate	4,582	3,295
Other assets	9,160	10,663
	$425,331	$428,296
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$20,600	$5,559
Payables & accruals	79,704	86,574
Total current liabilities	100,304	92,133

Long-term debt, less current portion	80,000	115,000
Other non-current liabilities	9,117	10,298
Minority interest	768	86
Stockholders’ equity	235,142	210,779
	$425,331	$428,296

III. Condensed Consolidated Statements of Cash Flows
(Unaudited; amounts in thousands)
	Nine Months Ended
	September 30,
	2007	2006

Net cash provided by operating activities	$30,854	$4,044
Net cash used in investing activities	(7,904)	(145,339)
Net cash (used in) provided by financing activities	(18,177)	121,364

Net increase (decrease) in cash and cash equivalents	4,773	(19,931)
Cash and cash equivalents at beginning of period	9,430	28,103
Cash and cash equivalents at end of period	$14,203	$8,172

Supplemental information:
Additions to property and equipment	$(6,463)	$(9,659)

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REHABCARE REPORTS THIRD QUARTER 2007 RESULTS	Page 9

IV. Operating Statistics
(Unaudited; dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Contract Therapy
Operating revenues	$98,274	$107,690	$301,381	$228,181
Operating expenses	81,713	91,256	256,151	193,177
Division SG&A	5,575	6,870	17,630	15,662
Corporate SG&A	5,796	7,820	19,271	15,929
Depreciation and amortization	2,035	2,408	6,276	4,708
Operating earnings (loss)	$3,155	$(664)	$2,053	$(1,295)
Operating earnings margin	3.2%	-0.6%	0.7%	-0.6%

Average number of locations	1,106	1,274	1,140	940
End of period number of locations	1,085	1,253	1,085	1,253

Hospital Rehabilitation Services (HRS)
Operating revenues
Acute	$26,899	$30,145	$84,484	$91,571
Subacute	2,613	2,372	7,709	7,179
Total Inpatient	$29,512	$32,517	$92,193	$98,750
Outpatient	10,774	11,821	33,150	37,232
Total HRS	$40,286	$44,338	$125,343	$135,982
Operating expenses	27,980	31,350	88,812	96,336
Division SG&A	3,028	3,768	10,443	11,643
Corporate SG&A	2,038	1,925	6,032	8,134
Depreciation and amortization	931	1,160	3,155	3,511
Operating earnings	$6,309	$6,135	$16,901	$16,358
Operating earnings margin	15.7%	13.8%	13.5%	12.0%

Average number of programs
Acute	109	119	112	120
Subacute	15	17	16	17
Total Inpatient	124	136	128	137
Outpatient	35	40	35	42
Total HRS	159	176	163	179

End of period number of programs
Acute	108	117	108	117
Subacute	14	18	14	18
Total Inpatient	122	135	122	135
Outpatient	32	38	32	38
Total HRS	154	173	154	173

Acute patient days	126,608	141,381	393,855	425,694
Subacute patient days	34,672	32,295	101,085	103,016
Total patient days	161,280	173,676	494,940	528,710

Acute discharges	10,173	11,546	32,052	34,824
Subacute discharges	754	690	2,429	2,191
Total discharges	10,927	12,236	34,481	37,015

Outpatient visits	250,933	272,800	777,439	864,006

Freestanding Hospitals
Operating revenues	$24,422	$21,396	$77,449	$53,429
Operating expenses	23,164	19,000	67,287	46,454
Division SG&A	747	389	1,946	1,501
Corporate SG&A	1,112	782	3,336	2,886
Depreciation and amortization	1,042	787	2,855	1,970
Impairment of intangible asset	-	-	4,906	-
Operating earnings (loss)	$(1,643)	$438	$(2,881)	$618
Operating earnings margin	-6.7%	2.0%	-3.7%	1.2%

End of period number of facilities	9	7	9	7
Patient days	23,984	19,723	70,295	47,950
Discharges	1,446	1,091	4,207	2,636

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